FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record Second Quarter and First Half Results
Positive Industry Fundamentals, Organic Growth and Ongoing Collaboration with WH Group Yields Strong Earnings Growth

SMITHFIELD, Virginia (August 11, 2014)-Smithfield Foods, Inc., a wholly owned independent subsidiary of WH Group Limited (HKEX: 288), today reported record 2014 second quarter results. All comparisons are to the second quarter of 2013. Sales for the second quarter of 2014 were $3.8 billion, up 14%. Net income was $142.9 million, compared to net income of $32.4 million last year.

Highlights

•	Net income +341% to second quarter record high of $142.9 million

•	Sales +14% to $3.8 billion

•	Consolidated operating profit +190% to $260.2 million

◦	Fresh Pork operating profit +257% to $29.7 million

◦	Packaged Meats operating profit solid at $97.5 million

◦	Hog Production operating profit +322% to $129.0 million; margins record high

◦	International operating profit +869% to $33.9 million

•	Reduced interest expense 10%

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Six Months Ended
	June 29, 2014		June 30, 2013		June 29, 2014		June 30, 2013
	(unaudited)
Sales:
Fresh Pork	$1,605.8		$1,324.4		$2,992.9		$2,511.6
Packaged Meats	1,728.2		1,450.5		3,276.7		3,045.0
Hog Production	857.0		857.4		1,706.5		1,691.4
International	426.0		382.8		800.7		733.1
Total segment sales	4,617.0		4,015.1		8,776.8		7,981.1
Intersegment	(803.0)		(677.3)		(1,540.7)		(1,316.4)
Consolidated	$3,814.0		$3,337.8		$7,236.1		$6,664.7

Operating profit and margin %:
Fresh Pork	$29.7	2%	$(18.9)	(1)%	$88.6	3%	$2.9	1%
Packaged Meats	97.5	6%	111.8	8%	218.8	7%	218.8	7%
Hog Production	129.0	15%	30.6	4%	138.5	8%	(29.8)	(2)%
International	33.9	8%	3.5	1%	70.8	9%	17.8	2%
Corporate	(29.9)		(37.2)		(60.1)		(61.1)
Consolidated	$260.2	7%	$89.8	3%	$456.6	6%	$148.6	2%

C. Larry Pope, president and chief executive officer, commented, “Our record results and strong earnings growth in the second quarter were driven by several key factors. Fundamentals were very supportive, particularly in our hog production segment, with tight supplies due to PEDv and strong demand both domestically and internationally, which pushed hog production margins to record levels. At the same time, our management is intensely focused on implementing our organic growth plan, which is working. We have restructured and streamlined our fresh pork and packaged meats operations and are benefiting from our long-term strategy to intensify our consumer-focused marketing programs and foster innovation to improve our product mix toward differentiated, branded and value-added products. The continued successful execution of this plan yielded consistently solid margins in our packaged meats business again this quarter, as well as gains in volume, market share and distribution across a number of our core brands and key product categories. I am very pleased with the consistency of our packaged meats margins, particularly during a period of extremely high raw material costs. Our strong performance was also propelled by our continued close collaboration with WH Group and Shuanghui, our sister company in China, to achieve synergies.”

Business Segment Discussion

Second Quarter Results

Reportable Segments
Prior to the second quarter of 2014, the company conducted its operations through four reportable segments: Pork, Hog Production, International and Corporate. Over the past several years, the Pork segment has undergone significant structural change and consolidation. Therefore, the former Pork segment now consists of two reportable segments; the Fresh Pork segment and the Packaged Meats segment. As such, beginning with the second quarter of 2014, the company’s reportable segments are: Fresh Pork, Packaged Meats, Hog Production, International and Corporate. The changes to the company’s reportable segments have been applied retrospectively for all periods presented.

Fresh Pork
Fresh pork operating margins improved to 2%, or $5 per head. Tight supplies combined with resilient domestic and export demand pushed the USDA cutout 30% higher and offset a comparable increase in live hog prices. The company processed 8% fewer hogs, but heavier weights compensated for a significant portion of the volume decline. Foodservice sales volume and dollars increased.

Packaged Meats
Packaged meats operating margins were 6%, or $.15 per pound. Volume grew 6% with notable increases in bacon, hams, hotdogs and dry sausage. Ham volume was significantly higher owing to the later timing of Easter. The company delivered normalized margins and volume growth in the face of an unprecedented rise in raw material costs.

Retail and foodservice sales volume and dollars grew. At retail, the company delivered volume growth in its Smithfield, Kretschmar, Curly’s, Carando and Cook’s brands. In addition, the company expanded market share in Smithfield bacon and Curly’s BBQ. The company also broadened distribution of its Eckrich cooked dinner sausage, Smithfield and Farmland bacon, Farmland ham steaks, Curly’s BBQ and Armour portable lunches.

Furthermore, Smithfield gained meaningful hotdog volume, market share and distribution resulting from its long-term agreement with Nathan's Famous, which commenced in March, to become its exclusive licensee to manufacture and sell Nathan's branded hotdogs, sausage and corn beef products in the retail market.

Hog Production
Hog production operating margins were 15%, or $37 per head, an all time record. Year over year, live hog market prices increased 30% to $88 per hundredweight, as tight supplies due to PEDv supported exceptionally high prices. Raising costs declined 3% to $66 per hundredweight. A 10% decline in head sold was partially offset by 3% heavier weights.

International
International operating margins grew to 8% primarily because of significantly higher earnings in the company’s vertically integrated operations in Poland and Romania. In both countries, lower grain costs drove a double-digit drop in raising costs and more than offset a decline in live hog prices, leading to considerably improved hog production profitability. At the same time, lower live hog prices and enhanced pricing discipline fueled better fresh meat earnings. Equity income from the company’s Mexican joint ventures also increased on higher hog prices resulting from PEDv in Mexico.

Subsequent to quarter end, Campofrío Food Group’s delisting from the Spanish stock market was approved. Sigma Alimentos, the largest producer and distributor of refrigerated and frozen food in Mexico, and Smithfield now hold a combined share of over 98% of Campofrío, with Smithfield continuing to hold an approximately 37% interest.

Outlook
“Market fundamentals continue to be supportive of our business on a number of fronts. Domestic protein demand is impressive. Although Russia has banned US pork imports, international demand from other countries remains strong. This, combined with lower domestic protein production, should support high hog and pork prices for the duration of 2014 and beyond. Notwithstanding a bullish hog production outlook, PEDv concerns seem to have thwarted market expansion for now. In addition, corn is currently trading at the lowest level in three years. This should translate into normalized fresh pork margins and high, above normalized hog production margins in 2014,” said Mr. Pope.

He continued, “Smithfield remains focused on maximizing its existing business through increased consumer marketing programs, product innovation and capital investment to further establish itself as a leader in consumer packaged meats. We expect to deliver packaged meats margins in the normalized range in 2014. We see enormous growth potential for our US business through organic improvement, particularly in packaged meats.”

“Synergy opportunities with WH Group are advancing. For example, Smithfield branded premium chilled fresh pork sold at Smithfield kiosks in Mainland China has been well received by consumers with strong sales and customer traffic. We opened three new kiosks in July, bringing our total number of kiosks to 21, and plan to continue to expand throughout China to cover the major first-tier and second-tier cities by the end of the year. The early success of our Smithfield kiosks in China underscores the synergistic effect of our merger with WH Group,” Mr. Pope remarked.

“As part of WH Group’s global platform, we will continue to create value through organic growth and synergy initiatives, while leveraging the benefits of positive market fundamentals in the US. I am very optimistic about the earnings power of this company as we build on our record performance in the first half of the year," he concluded.

About Smithfield Foods
Smithfield Foods is a $14 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to realize the anticipated strategic benefits of the acquisition of Smithfield Foods, Inc. by WH Group, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in Smithfield's Transition Report on Form 10-K for the eight months ended December 29, 2013. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(unaudited)
Sales	$3,814.0	$3,337.8	$7,236.1	$6,664.7
Cost of sales	3,345.5	3,031.6	6,370.9	6,099.5
Gross profit	468.5	306.2	865.2	565.2
Selling, general and administrative expenses	219.2	213.9	434.6	421.9
(Income) loss from equity method investments	(10.9)	2.5	(26.0)	(5.3)
Operating profit	260.2	89.8	456.6	148.6
Interest expense	40.4	44.9	81.2	87.7
Non-operating gain	—	—	(1.1)	—
Income before income taxes	219.8	44.9	376.5	60.9
Income tax expense	76.9	12.5	128.3	10.3
Net income	$142.9	$32.4	$248.2	$50.6

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com